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                          [DATASCOPE CORP. Letterhead]

                                               PRESS RELEASE
                                               For Information Contact:
                                               Lawrence Saper, Chairman and CEO
                                               (201) 307-5508

              DATASCOPE PLANS TO ENTER LIFE SCIENCE RESEARCH MARKET


         Montvale, New Jersey; October 21, 1997....Datascope Corp. (NASDAQ:DSCP)
announced today that it plans to enter the life science research market with the introduction of reagents based on a new, proprietary class of DNA molecules known as 3DNA(TM) (Three-Dimensional Nucleic Acid). The unique reagents, designed for use with conventional assays, have been shown to greatly increase the sensitivity of nucleic acid detection. The 3DNA-based reagents may also provide substantially greater sensitivity for the detection of proteins than heretofore available. The 3DNA-based reagents were developed by Polyprobe Inc., a biotechnology company based in Bala Cynwyd, PA., in collaboration with Datascope which also funded the development of the technology.

         The 3DNA molecule consists of a large, three-dimensional matrix of double-stranded DNA that can support hundreds to thousands of detection label molecules. In contrast with PCR (polymerase chain reaction) which enhances detection through amplification of the target material, 3DNA amplifies the sensitivity of the actual detection system. Thus far, 3DNA-based reagents have been used successfully to detect plant, animal, bacterial and viral gene targets including the Human Immunodeficiency Virus (HIV) and the Epstein-Barr virus. Studies by several academic and industrial laboratories have demonstrated a 50- to 1000-fold increase in sensitivity when 3DNA is used in conjunction with conventional radioactive and chemiluminescent assays.

         "While 3DNA technology was outside of our usual business interests, it met Datascope's criteria for investing in opportunities with high-growth potential and strong proprietary technology," said Lawrence Saper, Chairman and CEO of Datascope, in explaining the inception of the Polyprobe relationship. "We believe the Polyprobe technology is exceptionally novel with a potentially broad range of applications, including both the research and clinical diagnostic markets." Datascope has exclusive rights to commercialize the technology and has begun renovation of an existing facility for pilot production of 3DNA. The company is currently exploring both distribution arrangements for the life science research market and corporate alliances to exploit potential clinical diagnostic applications for the technology.

         Datascope Corp. is a diversified, medical device company that manufactures and markets proprietary products for clinical health care markets in interventional cardiology, cardiovascular surgery, vascular surgery, anesthesiology and critical care.

         Polyprobe Inc., is a privately-held biotechnology company focused on development of unique bio-assay systems based on technology pioneered by its founder, Thor Nilsen.


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         Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties, including the ability to successfully introduce and achieve market acceptance for new products, continued demand for life science research and clinical diagnostic assays generally, and the rapid and significant change that characterizes the biotechnology industry and the ability to continue to respond to such technological change, as well as other risks detailed from time to time in documents filed by Datascope with the SEC.

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